EXHIBIT 10.18



                                    AGREEMENT

     THIS agreement is entered into this 9th day of April, 2003, by and between BSP ONElink, Inc. ("BSPO") and Waterford Equities, Inc. ("Waterford"), whereby the parties hereto have agreed with each other as follows:

1. The parties agree to enter into a consulting agreement whereby Waterford agrees to provide certain services to BSPO, including but not limited to the following:

     public relations; investor relations; creating exposure for BSPO in the marketplace; introducing BSPO to industry principals and to various segments of the marketplace where BSPO may not yet be known; advise BSPO on the financial structure of BSPO and advise BSPO concerning any and all proposed financial transactions where Waterford's expertise may be beneficial to BSPO; create opportunities for BSPO in the marketplace to expand awareness of BSPO therein; assist BSPO in increasing the number of companies making a market in BSPO's stock; arranging and causing research to be done on BSPO by credible research analysts; assisting BSPO in the dissemination of information about BSPO, including strategic distribution of research on BSPO; advise BSPO on future decisions regarding exchange listings, capital formation, corporate structure and other strategic matters which may impact BSPO's future.

2. In consideration of the above listed services which Waterford shall provide to BSPO, BSPO agrees to issue to Waterford common shares of BSPO's stock in lieu of cash in the following amounts on the following dates:

     125,000 shares of BSPO common shares to be issued upon execution of this agreement; and

     125,000 shares of BSPO common shares to be issued on January 1, 2004; and

     150,000 shares of BSPO common shares to be issued on January 1, 2005.

3. It is agreed and understood that the shares to be issued hereby are to be restricted shares of BSPO' common stock, and as such will be subject to Rule 144 restrictions upon resale; provided, however, that Waterford shall have piggy-back registration rights on all shares once they are issued, pursuant to this agreement.

4. This agreement shall be for a term of two years, or until April 9, 2005; provided however, that either party may cancel this agreement with 30 days written notice to the other party after April 9, 2004. Any shares issued prior to the cancellation of this agreement shall not be affected by any such cancellation, and the terms and conditions of this agreement shall control such shares.

5. BSPO agrees to reimburse Waterford for any expenses incurred in connection with the performance of the services to be rendered pursuant to this agreement, so long as BSPO has agreed to such reimbursement prior to such expenses being incurred.


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6. The parties agree to enter into a more formal agreement following execution of this agreement, provided, however, that the terms of this agreement shall control and be binding in the event the parties are unable to agree on the terms of a more formal agreement.

IN WITNESS WHEREOF, the parties have executed this agreement the day and year first above written.

BSP ONElink, Inc. ("BSPO")             Waterford Equities, Inc. ("Waterford")



By:  /s/ F. William Guerin             By:  /s/ John E. Adams
   --------------------------             ------------------------------------
     F. William Guerin                      John E. Adams


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